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                                                                    EXHIBIT 10.2

                  AGREEMENT TO TERMINATE EMPLOYMENT AGREEMENT,
                 PHANTOM EQUITY RIGHTS AND PROFITS BONUS RIGHTS

          This agreement to Terminate Employment Agreement, Phantom Equity Rights and Profits Bonus Rights (the "Agreement") is made and entered among INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), DALE PROUTY (the "Employee"), JEFFERIES GROUP, INC., a Delaware corporation ("Group") and JEFFERIES & COMPANY, INC., a California corporation ("Jefco").

          WHEREAS, Jefco and Employee entered that certain Employment Agreement dated as of May 27, 1991 (the "Employment Agreement") (A copy of the Employment Agreement is attached hereto and made a part hereof as Exhibit A. Undefined capitalized terms in this Agreement have the same meaning as in the Employment Agreement.);

          WHEREAS, pursuant to Section 3 of the Employment Agreement, Employee is entitled to a base salary of $250,000;

          WHEREAS, pursuant to Exhibit E, regarding certain Employee Arrangements (attached hereto and made a part hereof as Exhibit B), to that certain Stock Purchase Agreement among Jefco and Integrated Analytics Corporation, a California corporation ("IAC"), shareholders, Employee is entitled to certain Phantom Equity Rights and certain Profits Bonus Rights;

          WHEREAS, the parties now desire to terminate the Employment Agreement and Employee's Phantom Equity Rights and Profits Bonus Rights in anticipation of an initial public offering of the Company's Common Stock (the "IPO");

          NOW THEREFORE, in consideration for the following mutual promises, the parties agree:

          1. Consideration. In exchange for a release of the Company's, Group's and Jefco's obligations under the Employment Agreement for payment of the base salary and for the Phantom Equity Rights and Profits Bonus Rights, the Company and Group agree to pay to Employee, and Employee hereby releases the Company, Group and Jefco from their respective obligations under the Employment Agreement and the Phantom Equity Plan and Profits Bonus Plan in exchange for payments of cash as provided in Sections 2, 3 and 4 below.

          2. Initial Cash Payment. The amount of the initial cash payment (the "Initial Cash Payment") to the Employee shall be Eight Million Four Hundred Thirteen Thousand One Hundred Thirty-nine dollars and Sixty-four cents ($8,413,139.64). The Initial Cash Payment shall be paid on or before the seventh day following the closing of the IPO (the "Closing Date") in immediately available funds.

          3. Deferred Cash Payments. The amount of the deferred cash payments (the "Deferred Cash Payments") to the Employee shall total Nine Million Three Hundred Forty-seven Thousand Nine Hundred Thirty-two dollars and Ninety-three cents ($9,347,932.93). One half of the Deferred Cash Payments shall be





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paid on or before June 30, 1994, and the remainder shall be paid on or before
September 30, 1994, in each case in immediately available funds.

          Employee hereby agrees to purchase Group shares of common stock (the "Group Common Stock") for an amount equal to the total amount of the Deferred Cash Payments, not reduced by the amount of any related withholding, in two equal installments on June 30, 1994 and September 30, 1994. The number of shares of Group Common Stock purchased by Employee shall be Two Hundred Fourteen Thousand Eight Hundred Ninety-three (214,893) shares in total. The parties intend that the Group Common Stock shall consist of shares registered under the Securities Act of 1933. In the event that the Group Common Stock has not been registered at the time of purchase, Group shall cause a registration statement to be filed as soon as possible thereafter and the Group Common Stock shall be issued when the registration statement becomes effective.

          Employee shall not dispose of more than ten percent (10%) of the Group Common Stock in any calendar quarter, beginning with the calendar quarter that includes the Closing Date, with carryforwards of unused amounts; provided, however, that this restriction on the amount of Group Common Stock that may be sold in a quarter shall not apply in the event of a change of control of Group, a tender offer for Group stock, or a merger of Group with or into an unaffiliated entity.

          In the event that after the Closing Date and prior to the issuance to Employee of the Group Common Stock that the number of authorized shares of Group stock are increased, decreased or exchanged for a different number or kind of security, or additional shares or new or different shares or other non-cash assets are distributed with respect to such shares or other securities (whether by reason of recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction), then in order to prevent dilution or enlargement of rights hereunder the board of directors of Group shall make appropriate and proportionate adjustments in the number of shares of Group Common Stock.

          4. First Quarter 1994 Bonus. Employee shall be paid a cash bonus for the first quarter of 1994 of One Million Fifty Thousand dollars ($1,050,000) less bonus amounts previously paid for the 1994 bonus, on or before the seventh day following the Closing Date in immediately available funds.

          5. Withholding for Employment Taxes. The cash payments described in Sections 2, 3 and 4 are gross amounts, and the Company shall withhold from the cash payments to Employee the total amount that the Company is required to withhold with respect to Federal, state and local taxes, FICA, Medicare, unemployment compensation taxes and similar taxes or assessments to satisfy withholding requirements.

          6. Effective Date. This Agreement shall be effective upon closing of the IPO. At the Closing Date, Company, Group, and Jefco shall have no further obligation to make any payments under the Employment Agreement or the Phantom Equity and Profits





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Bonus Plans as of April 30, 1994.  In the event that the IPO does not close, then the Employment Agreement and Employee's rights under the Phantom Equity and Profits Bonus Plans shall remain in effect, and the Employee, Company, Group and Jefco shall have no obligations under this Agreement.

          7. Release. Employee's release of the Company, Group and Jefco from obligations under the Employment Agreement and under the Phantom Equity and Profits Bonus Plans in Section 1 of this Agreement includes a release of each of those corporations and their successors, attorneys, assigns, agents, affiliates, parents, subsidiaries, divisions, officers, employees, directors and shareholders (altogether, for purposes of this paragraph, the "Releasees") from all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which Employee ever had or asserted, or may now or hereafter have or assert, against any Releasee and which arise under or with respect to, or in any other way relate to, the Employment Agreement and the Phantom Equity and Profits Bonus Plans, or any other rights contemplated by the Employment Agreement or the Phantom Equity or Profits Bonus Plans.

          Except for any rights created under separate confidentiality agreements, Company, Group and Jefco hereby release Employee and executors, administrators, heirs, successors, transferees and assignees of Employee (altogether, for purposes of this paragraph, the "Releasees") from any and all claims, demands, debts, liabilities, obligations, accounts, and causes of action of every kind in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which any of them ever had or asserted, or may now or hereafter have or assert, against any Releasee which arise under or with respect to, or in any other way relate to, the Employment Agreement and the Phantom Equity and Profits Bonus Plans, or any other rights contemplated by the Employment Agreement or the Phantom Equity or Profits Bonus Plans.

          8. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee, the Company, Group, and Jefco.

          9. Costs of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgement or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys, fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

          10. Necessary Acts. The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.





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           11.   Counterparts. For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

          12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of New York.

          13.    Assignability.

                 13.1. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other parties hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of this Section 13.

                 13.2. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

          14. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the board of directors of the Company to be effective as against the Company, by the board of directors of Group to be effective as against Group and Jefco. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          15. Notice. Any notice to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and, if to the Company, Group or Jefco, addressed to them at 11100 Santa Monica Boulevard, Los Angeles, California 90025, Attn: General Counsel, and, if to the Employee, addressed to him at the address set forth below his signature hereto, or to such other address as any party may designate by written notice to the other.

          16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.





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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of May 1, 1994.

"Company"                              INVESTMENT TECHNOLOGY GROUP, INC.,
                                       a Delaware corporation


                                       By   /s/ Raymond L. Killian, Jr.
                                          ---------------------------------
                                            RAYMOND L. KILLIAN, JR.,
                                            Chief Executive Officer

"Group"                                JEFFERIES GROUP, INC., a Delaware
                                       corporation


                                       By   /s/ Frank E. Baxter
                                          ---------------------------------
                                            FRANK E. BAXTER, Chairman and
                                            Chief Executive Officer

"Jefco"                                JEFFERIES & COMPANY, INC., a
                                       Delaware corporation


                                       By   /s/ Frank E. Baxter
                                          ---------------------------------
                                            FRANK E. BAXTER, Chairman and
                                            Chief Executive Officer

"Employee"

                                                 /s/ Dale Pouty
                                       ------------------------------------
                                       DALE PROUTY

                                       Address for Notices:

                                       ------------------------------------

                                       ------------------------------------




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